Exhibit 99.1

The St. Joe Company Reports First Quarter 2006 Net Income of $0.05 Per Share; JOE Lowers 2006 Guidance to $1.40 to $1.85 per Share; Resort Residential Sales Slow and Resale Inventory Up; JOE Remains Committed to Long-Term Value Creation

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--May 2, 2006--The St. Joe Company (NYSE:JOE) today announced that its Net Income for the first quarter of 2006 was $3.7 million, or $0.05 per share, compared to $15.4 million, or $0.20 per share, for the first quarter of 2005. All per share references in this release are presented on a diluted basis.
    "Resort residential sales slowed significantly in the first quarter, compared to the more active pace of the prior year," said Peter S. Rummell, chairman and CEO of JOE. "While we are seeing weaker sales in our existing resort residential business, there are signs of relative strength in other product categories, including our primary residential, commercial and rural land businesses. We are moving quickly to capitalize on these business segments by taking advantage of the flexibility provided by the entitlements in our development pipeline."

    JOE Remains Committed to Long-Term Value Creation

    "JOE remains committed to long-term value creation," said Rummell. "If we were to abandon that approach, we could generate additional quarterly earnings by slashing prices for our low-basis land. But those short-term earnings would be at a significant cost to shareholders. It is incumbent on us to leverage our unique assets to maximize value. A quarterly approach to real estate development does not produce value efficiently."
    "Our long-term goal has been to build a fully diversified development business, generating land sales for a broad range of uses and price points," said Rummell. "We are making significant progress diversifying our products and our customer base, and we are just beginning to get traction with this strategy."
    "The foundation we have built over the past nine years puts us in position to capture the opportunities ahead of us," said Rummell. "Our unique advantages, including our low-basis land and strong balance sheet, allow us to be patient in the face of cyclical market fluctuations. We remain confident of the value of our assets, and we are not driven by debt. We have the ability and discipline to be patient through short-term market conditions."
    "We are actively managing an ongoing process to match new real estate products to market segments, broadening both product offerings and price points," said Rummell. "We now have several next-generation products coming to market. While resort residential will remain one of our most important product lines, we are increasingly confident about the emergence of other product lines as important contributors to JOE revenue and profit."

    Demand for Primary Housing Built on Demographic Trends

    "We continue to see demand at many of JOE's primary home communities, though in some cases not for the same product or at the same level as a year ago," said Rummell. "We will be bringing new primary home product to market throughout the remainder of the year at existing and new communities."
    "Over the long-term, we expect solid growth to be the norm for Florida," said Rummell. "For each of the past seven decades Florida has been among the nation's fastest growing states. Every credible economic and demographic forecast anticipates strong demand for Florida land for decades to come."
    "In the U.S. Census Bureau's most recent report on domestic migration released April 20th, Florida leads national in-migration by a wide margin," said Rummell. "Florida's robust economy and geographic advantages attract a net increase of almost 1,100 people per day, a trend that is expected to accelerate as Baby Boomers age. According to the Census Bureau, Florida's population is expected to increase from about 17 million to 28 million by 2030. These new arrivals are expected to push demand for new primary homes, followed by new demand for retail, work places and a wide-variety of other real estate products."

    National Homebuilder Opportunities Growing

    "We are having substantive discussions with a growing number of national and regional homebuilders regarding opportunities to acquire land at JOE's primary communities throughout Florida," said Rummell. "They recognize the long-term economic opportunities of being affiliated with JOE towns. We also continue to provide sites for local homebuilders across Florida."
    "We are at a stage in JOE's maturation where working with national homebuilders makes sense," said Rummell. "We are now ready to move forward with partners, adding a production capability that can help us accelerate our value creation process."

    Resort Residential Sales Slow and Resale Inventory Up

    "Transactions for resort residential products at WaterColor, WaterSound Beach, WaterSound West Beach, RiverCamps and SummerCamp have slowed significantly," said Rummell. "Although the first quarter is traditionally the off-season in Northwest Florida, sales activity in our resort residential projects was slower than the same period a year ago."
    "It appears that speculators are no longer a major demand element in this market," said Rummell. "End-users are more deliberate and typically take more time to shop. There are also a larger number of resale units on the market, providing further options to potential buyers."
    "The size of the resale inventory suggests it will be some time before we return to a favorable balance between supply and demand in this market segment," said Rummell. "We are introducing new products within our developments to fill market segments where there is more limited competitive supply at lower price points. For example, we are introducing a new cottage product on smaller home sites at WaterColor, WaterSound Beach and WaterSound West Beach. We also have a new seasonal residential product designed for splitters and pre-retirees coming to market at WaterSound less than two miles from the beach at attractive price points."
    "We are confident in the underlying value of our resort residential properties," said Rummell. "The strength of our balance sheet means we can afford to be patient, deliberate and thoughtful in our approach to cyclical market fluctuations. In the meantime, we'll continue to bring new product types to market targeting those segments where we see limited market supply."

    Commercial Pipeline is Solid

    "Our commercial business has a solid pipeline of business going forward," said Rummell. "St. Joe Commercial closed a multifamily land sale to Trammell Crow in the first quarter, and we have additional multifamily sales under contract. Demand remains solid for our commerce park product, and we have begun pre-development work on a new commerce park in Bay County."
    "We also continue to see significant interest in the retail market," said Rummell. "We are under contract with a national big-box retailer for the sale of a commercial site in Panama City Beach which will produce additional retail out-parcel opportunities. Though our commercial land sales will remain lumpy, we are looking to the near- and long-term future with real confidence."

    Key Next Generation Projects Set for 2006 Sales Starts

    "A number of key projects are moving into position to open sales this summer and fall," said Britt Greene, president of St. Joe Towns & Resorts and St. Joe Commercial. "Sales started last week at SevenShores (formerly Perico Island) in Bradenton and are expected to begin later this quarter at WindMark Beach in Gulf County and WaterSound in Walton County. Sales are expected to start this fall at RiverTown in St. Johns County near Jacksonville."
    "We are moving into position to launch sales at the first WhiteFence Farms near Tallahassee with a significant promotional campaign," said Everitt Drew, president of St. Joe Land Company. "WhiteFence Farms - Red Hills has been selected to be the site of a joint Southern Living 2006 Idea House/Progressive Farmer 2006 Idea Farm to be featured in the August 2006 issues of these magazines."
    "These five important projects represent a broad range of primary, retirement, seasonal and resort residential product in different geographic markets across a wide spectrum of price points," said Rummell. "We believe that, together, these second generation towns could meaningfully exceed what JOE has accomplished at WaterColor and WaterSound Beach."


                             2006 OUTLOOK


    "Our outlook for the year continues to reflect both increased opportunity but also greater near-term uncertainty, particularly as it relates to the Northwest Florida regional market for resort residential product," said JOE's CFO Anthony M. Corriggio. "Given the limited transactional activity and increased resale inventory in several of our active resort residential communities, we are lowering our range of expected earnings for 2006 to $1.40 to $1.85 from $1.70 to $2.15 per share. The change stems primarily from a reduction of expectations for resort residential product sales this year in Bay and Walton Counties (including RiverCamps)."
    "Since we are only just now entering the prime selling season for many of our communities, our forward visibility on residential retail sales in general still remains quite limited," said Corriggio. "Coupled with the fact that larger transactions tend to be lumpy and difficult to predict from a timing perspective, there continues to be the potential for variability on both sides of this range. We continue to expect that the majority of earnings will occur in the second half of the year."

    Towns & Resorts

    "We are in active discussions with several major homebuilders interested in participating in various JOE projects in Northwest Florida and other parts of the state," said Corriggio. "While it is difficult to predict the precise timing and amount, we do expect to announce transactions involving national and regional homebuilders over the next several months. We expect that some of these initiatives will result in meaningful sales and income this year, next year and beyond. These transactions may involve land positions in pre-development phases of JOE communities as well as phases currently under development. As noted earlier, JOE has matured to the point where sales to national homebuilders make sense. These transactions provide opportunities to accelerate value realization, while at the same time decreasing capital intensity and increasing efficiency in how we deliver primary housing to the market."
    "We also have several new and unique projects coming to market that will further diversify our product offerings and begin to add to earnings during the second half of the year," said Corriggio. "With WaterSound and WindMark Beach in Northwest Florida, RiverTown in Jacksonville, and SevenShores in Bradenton, JOE will have increased flexibility to meet the demand in a changing market."
    "Infrastructure construction is underway at both WaterSound and WindMark Beach, with retail sales slated to begin in both communities during the second quarter," said Corriggio. "Sales started last week at SevenShores, with capital expenditures for vertical construction subject to meeting pre-sale requirements. At RiverTown, we expect development activity to begin in June and sales to begin in the fourth quarter. We expect a limited number of closings there before the end of the fiscal year."

    St. Joe Commercial

    "We expect St. Joe Commercial's land sales performance to exceed 2005 levels," said Corriggio. "Earnings from the division are expected to be concentrated in the second half of the year, and are likely to come from an increasingly diverse product mix."
    "In Northwest Florida, we continue to see solid demand for multifamily product, specifically for townhouses and apartments," said Corriggio. "We expect multifamily land sales to account for about half of St. Joe Commercial's 2006 earnings, with commerce park sales and retail parcels comprising the balance."
    "Additionally, two office properties are being evaluated for possible sale in 2006, although these potential transactions likely would not be as large as those that occurred in 2005," said Corriggio.

    St. Joe Land Company

    "We expect St. Joe Land Company to continue its solid performance as we progress through the year," said Corriggio. "We continue to refine our rural land segmentation strategy and have three new products, WhiteFence Farms, WireGrass Preserves and Florida Ranches being positioned for sales to begin over the next two years. The FloridaWild product we introduced in the first quarter has been well received. We expect to close on the sale of the first FloridaWild property in the second quarter."
    "JOE Land Company's creative approach to rural land sales continues to provide an important level of segmentation and diversification in our real estate product portfolio," said Corriggio.

    The Bigger Picture

    "It is important to stay focused on the bigger picture when discussing near-term earnings and guidance for a company as unique as JOE," said Corriggio. "A strategy that maximizes value can generate great earnings, but generating earnings does not necessarily maximize value. While we are constantly looking for ways to accelerate value recognition, JOE continues to create long-term value by moving significant portions of its land holdings to higher and better uses through strategic planning, securing land use entitlements and facilitating infrastructure improvements."
    "We are in the process of updating our land analysis which involves a unique internal process by which we classify every acre by its known or expected highest and best use," said Corriggio. "We expect to have it ready for release in the next few weeks. Through this analysis, we intend to provide insight into our current view of the future value potential of JOE's land holdings."
    "We have been establishing increasingly sophisticated, diverse and creative land uses - including resort, residential, retail, office, industrial, rural land, apartment, hotel and marina uses," said Corriggio. "JOE's growing range of real estate entitlements adds tremendous unrealized value, which is stored in our portfolio of land holdings prior to sale. JOE captures this value through sales and earnings, but the value is created before it is monetized."


                          LAND CLASSIFICATION


    "Value creation begins through a strategic planning process rich with data collection, analysis and land planning and culminates with the creation of a business strategy," said Rummell. "We think we have invented a unique process that positions our land holdings for higher and better uses and then moves it systematically through the entitlements, project development and sales process."
    "Land classification is important to us because it represents the beginning of the value creation process," said Rummell. "In June of 2004, we provided a land analysis that reflected a company-wide effort to identify land with higher value potential and to classify it in accordance with its known or expected highest and best use. Our focus on shareholder value is never complete, so as soon as we have finished the last effort we start a new one. We are now close to having an analysis that will further refine our business strategy and position us for the next 20-years and beyond."
    "Over the past eight years our value creation process has become increasingly sophisticated and we have evolved to a point where now we have mastered it and assimilated it completely into the JOE culture," said Chris Corr, senior vice president of strategic planning. "We have made it a core competency, one that is unique to JOE and at the very center of our strategy company-wide. It reflects a creative process of identifying strategies to appeal to existing and new markets, improve civic infrastructure, secure land use entitlements, develop projects and sell real estate products."
    "We manage our land classification process to help us determine strategies to create value," said Corr. "It is the first step before the entitlements process and the first step to maximizing the sales and earnings potential of our land."


                             ENTITLEMENTS


    "As a large-scale developer and land owner, JOE's ability to manage the increasingly complex process necessary to gain entitlements represents a major core competency," said Corr. "Through land classification, entitlements and improvements of strategic infrastructure, JOE is able to create value by moving significant portions of its land holdings to higher and better uses."
    On March 31st, JOE owned approximately 835,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 338,000 acres within 10 miles of the coast of the Gulf of Mexico and approximately 497,000 acres outside the 10-mile coastal perimeter, including approximately 48,000 acres in southwest Georgia.
    At March 31st, JOE had land-use entitlements in hand or in process for approximately 41,600 residential units and 14.6 million square feet of commercial space, with an additional 575 acres zoned for commercial uses. These entitlements are on approximately 54,000 acres.
    A number of residential projects moving through the entitlements process have products specifically targeted for use by national homebuilder customers.
    Table 1 summarizes JOE's Florida residential and mixed-use projects with land-use entitlements as of March 31, 2006. This table includes multifamily projects, which are marketed by our commercial group. Also detailed in the table are commercial entitlements, in terms of square feet, that are entitled as part of JOE's mixed-use projects. These commercial entitlements include retail, office and industrial uses.


                                Table 1
                 Summary of Land-Use Entitlements (1)
       Active JOE Residential and Mixed-Use Projects in Florida
                            March 31, 2006

                                                           Residential
                                                            Units Sold
                                     Project    Project       Since
        Project         County        Acres    Units (2)    Inception
        -------         ------       -------   ---------   -----------

In Development: (5)
-------------------
Artisan Park (6)       Osceola            175         616         325
Bridgeport             Gulf                15          37          31
Cutter Ridge           Franklin            10          25          --
Glades                 Bay                 26         360         360
Hawks Landing          Bay                 88         168          23
Landings at Wetappo    Gulf               113          24           7
Palmetto Trace         Bay                141         481         407
Paseos (6)             Palm Beach         175         325         278
RiverCamps on Crooked  Bay
 Creek                                  1,491         408         178
Rivercrest (6)         Hillsborough       413       1,382       1,142
RiverSide at Chipola   Calhoun            120          10           2
Seven Shores (Perico   Manatee
 Island)                                  192         686          --
SouthWood              Leon             3,370       4,770       1,514
St. Johns Golf &       St. Johns
 Country Club                             820         799         744
SummerCamp             Franklin           762         499          65
The Hammocks           Bay                133         457         434
Victoria Park          Volusia          1,859       4,200         921
WaterColor             Walton             499       1,140         863
WaterSound             Walton           1,402       1,432          --
WaterSound Beach       Walton             256         511         409
WaterSound West Beach  Walton              62         199          11
WindMark Beach         Gulf             2,020       1,662         104
                                   -----------------------------------
     Subtotal                          14,142      20,191       7,818
                                   -----------------------------------

In Pre-Development: (5)
-----------------------
Avenue A               Gulf                 6          96          --
Bayview Estates        Gulf                30          45          --
Boggy Creek            Bay                630         526          --
Camp Creek Golf        Walton
 Cottages                                  10         102          --
College Station        Bay                567         800          --
East Lake Creek        Bay                 81         313          --
East Lake Powell       Bay                181         360          --
Hills Road             Bay                 30         356          --
Howards Creek          Gulf                 8          33          --
Laguna Beach East      Bay                 20         360          --
Laguna Beach West      Bay                 38         539          --
Long Avenue            Gulf                10          30          --
ParkPlace              Bay                118         257          --
ParkSide               Bay                 48         480          --
Pier Park NE           Bay                 57         460          --
Pier Park Timeshare    Bay                 13         125          --
Port St. Joe Millsite  Gulf
 Area                                     180         624          --
Powell Adams           Bay                 32       1,425          --
RiverCamps on Sandy    Bay
 Creek                                  6,500         624          --
RiverTown              St. Johns        4,170       4,500          --
Sabal Island           Gulf                45          18          --
The Cove               Gulf                47          41          --
Timber Island (7)      Franklin            49         407          --
Topsail                Walton             115         627          --
Wavecrest              Bay                  7          95          --
WestBay Corners        Bay                100         524          --
WestBay DSAP Future    Bay
 Phases                                15,089       5,628          --
WestBay Landing        Bay                950         214          --
WhiteFence Farms, Red  Leon
 Hills                                    373          50          --
                                   -----------------------------------
     Subtotal                          29,504      19,659          --
                                   -----------------------------------
Total                                  43,646      39,850       7,818
                                   ===================================


                                 Residential    Total
                                 Units Under  Residential  Remaining
                                  Contract      Units      Commercial
                                    as of     Remaining   Entitlements
        Project         County    3/31/06(3)     (3)      (Sq. Ft.)(4)
        -------         ------    ----------  ----------  ------------
In Development: (5)
-------------------
Artisan Park (6)       Osceola          191         100            --
Bridgeport             Gulf               5           1            --
Cutter Ridge           Franklin          --          25            --
Glades                 Bay               --          --            --
Hawks Landing          Bay               83          62            --
Landings at Wetappo    Gulf              --          17            --
Palmetto Trace         Bay               24          50            --
Paseos (6)             Palm Beach        45           2            --
RiverCamps on Crooked  Bay
 Creek                                   --         230            --
Rivercrest (6)         Hillsborough     236           4            --
RiverSide at Chipola   Calhoun           --           8            --
Seven Shores (Perico   Manatee
 Island)                                 --         686         9,000
SouthWood              Leon             504       2,752     5,429,460
St. Johns Golf &       St. Johns
 Country Club                            18          37            --
SummerCamp             Franklin           2         432        25,000
The Hammocks           Bay               20           3            --
Victoria Park          Volusia          108       3,171       854,254
WaterColor             Walton             1         276        47,600
WaterSound             Walton            --       1,432       457,380
WaterSound Beach       Walton             1         101        29,000
WaterSound West Beach  Walton            --         188            --
WindMark Beach         Gulf              --       1,558        75,000
                                   -----------------------------------
     Subtotal                         1,238      11,135     6,926,694
                                   -----------------------------------

In Pre-Development: (5)
-----------------------
Avenue A               Gulf              --          96            --
Bayview Estates        Gulf              --          45            --
Boggy Creek            Bay               --         526            --
Camp Creek Golf        Walton
 Cottages                                --         102            --
College Station        Bay               --         800            --
East Lake Creek        Bay               --         313            --
East Lake Powell       Bay               --         360            --
Hills Road             Bay               --         356            --
Howards Creek          Gulf              --          33            --
Laguna Beach East      Bay               --         360            --
Laguna Beach West      Bay               --         539
Long Avenue            Gulf              --          30            --
ParkPlace              Bay               --         257            --
ParkSide               Bay               --         480            --
Pier Park NE           Bay               --         460       190,000
Pier Park Timeshare    Bay               --         125            --
Port St. Joe Millsite  Gulf
 Area                                    --         624       431,663
Powell Adams           Bay               --       1,425            --
RiverCamps on Sandy    Bay
 Creek                                   --         624            --
RiverTown              St. Johns         --       4,500       500,000
Sabal Island           Gulf              --          18            --
The Cove               Gulf              --          41            --
Timber Island (7)      Franklin          --         407        14,500
Topsail                Walton            --         627       300,000
Wavecrest              Bay               --          95            --
WestBay Corners        Bay               --         524        50,000
WestBay DSAP Future    Bay
 Phases                                  --       5,628     4,330,000
WestBay Landing        Bay               --         214            --
WhiteFence Farms, Red  Leon
 Hills                                   --          50            --
                                   -----------------------------------
     Subtotal                            --      19,659     5,816,163
                                   -----------------------------------
Total                                 1,238      30,794    12,742,857
                                   ===================================


    (1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge.

    (2) Project units represent the maximum number of units entitled or currently expected at full build-out. The actual number of units or square feet to be constructed at full build-out may be lower than the number entitled or currently expected.

    (3) Excludes our Mid-Atlantic region that includes activity in North Carolina and South Carolina where we are primarily engaged in homebuilding, and not in obtaining entitlements. As of March 31, 2006, the Mid-Atlantic region had 1,912 home sites owned or under contract. Of that total, 239 have been sold and 1,673 remain to be sold.

    (4) Represents the remaining square feet with land-use entitlements as designated in a development order or expected given the existing property land use or zoning and present plans. Commercial entitlements include retail, office and industrial uses. Industrial uses total 6,128,381 square feet including SouthWood, RiverTown and the West Bay DSAP.

    (5) A project is "in development" when construction on the project has commenced. A project in "pre-development" has land-use entitlements but is still under internal evaluation or requires one or more additional permits prior to the commencement of construction.

    (6) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE.

    (7) Timber Island entitlements include seven residential units and 400 units for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.

    Table 2 summarizes JOE's Florida residential and mixed-use projects in the entitlements process as of March 31, 2006. Also detailed in the table are commercial entitlements, in terms of square feet, that are to be entitled as part of JOE's mixed-use projects. These commercial entitlements include retail, office and industrial uses.


                                Table 2
            Proposed JOE Residential and Mixed-Use Projects
          In the Land-Use Entitlement Process in Florida (1)
                            March 31, 2006

                                                            Estimated
                                               Estimated   Commercial
                                     Project    Project   Entitlements
    Project            County         Acres    Units (2)  (Sq. Ft.)(2)
    -------            ------        -------   ---------  ------------
BonfireBeach           Bay                550        750       70,000
Breakfast Point        Bay              1,448      3,100      635,000
Carrabelle East        Franklin           200        600           --
DeerPoint Cedar Grove  Bay                599        750           --
SouthSide              Leon             1,625      2,800    1,150,000
St. James Island       Franklin
 McIntyre                               1,704        340           --
St. James Island       Franklin
 RiverCamps                             2,500        500           --
St. James Island       Franklin
 Granite Point                          1,000      2,000           --
The Cove II            Gulf                10         40           --
                                   -----------------------------------
Total                                   9,636     10,880    1,855,000
                                   ===================================


    (1) A project is deemed to be in the land-use entitlement process when customary steps necessary for the preparation and submittal of an application, such as conducting pre-application meetings or similar discussions with governmental officials, have commenced and/or an application has been filed. All projects listed have significant entitlement steps remaining that could affect their timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.

    (2) The actual number of units or square feet to be constructed at full build-out may be lower than the number ultimately entitled.

    Table 3 summarizes JOE's Florida commercial projects with land-use entitlements as of March 31, 2006. This table represents additional commercial entitlements not included in Tables 1 and 2 above.


                                Table 3
      Summary of Additional Commercial Land-Use Entitlements (1)
      (Commercial Projects Not Included in Tables 1 and 2 Above)
                Active JOE Florida Commercial Projects
                            March 31, 2006

                                                  Acres Under
                                       Acres Sold  Contract    Total
                               Project   Since      As of      Acres
   Project             County   Acres  Inception   3/31/06   Remaining
   -------             ------ -------- ---------- ---------- ---------
Airport Commerce       Leon        45         --         --        45
Alf Coleman Retail     Bay         25          1         14        10
Avery St. Retail       Bay         10         --         --        10
Beach Commerce         Bay        157        139          2        16
Beach Commerce II      Bay        109         --         --       109
Beckrich Office Park   Bay         12          8         --         4
Beckrich Retail        Bay         47         18         --        29
Cedar Grove Commerce   Bay         51         --         --        51
Glades Retail          Bay         14         --         --        14
Gulf Boulevard         Bay         76         21         --        55
Hammock Creek Commerce Gadsden    165         27         --       138
Mill Creek Commerce    Bay         37         --         --        37
Nautilus Court         Bay         11          4          4         3
Port St. Joe           Gulf
 Commerce II                       39          9         --        30
Powell Hills Retail    Bay         44         --         44        --
South Walton Commerce  Walton      39         14          1        24
                                --------------------------------------
Total                             881        241         65       575
                                ======================================


    (1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Includes significant JOE projects that are either operating, under development or in the pre-development stage.

    WESTBAY

    Panama City - Bay County International Airport Relocation

    During the first quarter, the Panama City - Bay County Airport and Industrial District (Airport Authority) and the Federal Aviation Administration (FAA) conducted additional analysis on the redevelopment of the existing airport site in Panama City for non-airport uses. According to the Airport Authority, the public release of the Final Environmental Impact Statement (EIS) for the airport is expected May 19th, to be followed by a FAA Record of Decision, expected in September of 2006. These dates are subject to change.
    A number of additional steps remain before construction of the airport can begin, including approval by the U.S. Army Corps of Engineers and other federal, state and local regulatory agencies as well as funding from federal, state and Airport Authority sources.


                DIVIDENDS AND STOCK REPURCHASE PROGRAM


    A quarterly cash dividend of $0.16 per share of common stock was paid on March 31st to shareholders of record at the close of business on March 15th, 2006.
    On March 31st, 74,571,432 JOE shares were outstanding. The number of weighted-average diluted shares in the first quarter of 2006 was 74,943,110.
    During the first quarter of 2006, JOE expended an aggregate of $37.4 million for dividends and the acquisition of its shares. JOE acquired 421,439 of its shares at a cost of $25.4 million, an average price of $60.16 per share. At March 31st, approximately $128.4 million remained of the company's stock repurchase authorization.
    Table 4 summarizes the company's stock repurchase activity from 1998 through March 31, 2006.


                                Table 4
                       Stock Repurchase Activity
                        Through March 31, 2006

                           Shares
             ----------------------------------
                                                  Total Cost   Average
 Period      Purchased Surrendered(1)   Total    (in millions)  Price
 ------      --------- -------------- ---------  ------------- -------

1998         2,574,200        11,890  2,586,090         $55.5  $21.41
1999         2,843,200        11,890  2,855,090          69.5   24.31
2000         3,517,066            --  3,517,066          80.2   22.78
2001         7,071,300        58,550  7,129,850         176.0   24.67
2002         5,169,906       256,729  5,426,635         157.6   29.03
2003         2,555,174       812,802  3,367,976         102.9   30.55
2004         1,561,565       884,633  2,446,198         105.0   42.90
2005         1,705,000        68,648  1,773,648         124.8   70.33
1st Quarter
 2006          417,300         4,139    421,439          25.4   60.16
             --------- -------------- ---------  ------------- -------
Total/
 Weighted
 Average    27,414,711     2,109,281 29,523,992        $897.0  $30.36
            ========== ============= ==========  ============= =======


    (1) Shares surrendered by company executives as payment for the strike price and taxes due on exercised stock options and the vesting of restricted stock.

    "We continue to view our dividend and repurchase program as an important contributor to shareholder value," said Corriggio. "The total amount of capital distributed to shareholders in 2005 via share repurchases and dividends was approximately $170 million. For 2006, we have set our dividend and repurchase program benchmark at $125 million to $175 million. We will evaluate making adjustments to the range based on market conditions and capital deployment considerations."


                            SEGMENT RESULTS

ST. JOE TOWNS & RESORTS
-----------------------

    Pretax income from continuing operations for St. Joe Towns & Resorts, JOE's residential and resort development segment, was $11.7 million for the first quarter of 2006, compared with $23.1 million in the first quarter last year. These results exclude income from unconsolidated affiliates.
    In the first quarter, St. Joe Towns & Resorts closed on the sales of 387 units and generated revenues from housing and home sites of $118.7 million, compared to 405 units and $128.8 million in the first quarter of 2005.
    JOE accepted contracts for 242 homes and 47 homes sites in the first quarter of 2006, compared to 480 homes and 54 home sites in the first quarter a year ago.
    The majority of profit on multifamily closings occurring this quarter was recognized in previous quarters due to the use of percentage of completion accounting.
    Tables 5 and 6 summarize sales activity for St. Joe Towns & Resorts for the first quarter of 2006 compared to the same period in 2005.


                                Table 5
                        St. Joe Towns & Resorts
                            Sales Activity
                         For the Three Months
                            Ended March 31,
                            ($ in millions)

                      2006                          2005
         ------------------------------ ------------------------------
          Number         Cost of         Number         Cost of
         of Units         Sales  Gross  of Units         Sales  Gross
          Closed  Revenue  (1)   Profit  Closed  Revenue  (1)   Profit
         -------- ------- ------ ------ -------- ------- ------ ------

Home
 Sites(2)     49    $6.6   $2.6   $4.0       62   $23.7   $5.8  $17.9
Homes(3)     338   112.1   88.1   24.0      343   105.1   87.4   17.7
         -------- ------- ------ ------ -------- ------- ------ ------
Total        387  $118.7  $90.7  $28.0      405  $128.8  $93.2  $35.6
         ======== ======= ====== ====== ======== ======= ====== ======


    (1) Cost of sales for home sites in the first quarter of 2006 consisted of $2.2 million in direct costs, $0.1 million in selling costs and $0.3 million in indirect costs. Cost of sales for home sites in the first quarter of 2005 consisted of $4.6 million in direct costs, $0.7 million in selling costs and $0.5 million in indirect costs. Cost of sales for homes in the first quarter of 2006 consisted of $74.7 million in direct costs, $5.7 million in selling costs and $7.7 million in indirect costs. Cost of sales for homes in the first quarter of 2005 consisted of $74.8 million in direct costs, $5.4 million in selling costs and $7.2 million in indirect costs.

    (2) Percentage of completion accounting was utilized at SummerCamp and WaterSound West Beach. As a consequence, revenue recognition and closings may occur in different periods.

    (3) Homes include single-family, multifamily and Private Resident Club (PRC) units. Multifamily and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Percentage-of-completion accounting was utilized at Artisan Park in the first quarter of 2006 and Artisan Park, WaterColor and WaterSound Beach in the first quarter of 2005. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Sales are substantially complete at both of these communities.



                                Table 6
                        St. Joe Towns & Resorts
                      Units Placed Under Contract
                         For the Three Months
                            Ended March 31,

                                   2006     2005    Percentage Change
                                 -------- -------- -------------------
Home Sites                           47       54         (13.0)%
Homes (1)                           242      481         (50.0)
                                 -------- -------- -------------------
Total (1)                           289      535         (45.9)%
                                 ======== ======== ===================


    (1) Homes include single-family homes, multifamily and PRC units. Some home sites are offered for sale with a home to be constructed by JOE. Paseos and Rivercrest, two unconsolidated joint ventures, are not included. Sales are substantially complete at both of these communities.

    Table 7 summarizes backlog at March 31, 2006.



                                Table 7
                        St. Joe Towns & Resorts
                              Backlog (1)
                            ($ in millions)

                                 March 31, 2006      March 31, 2005
                               ------------------- -------------------
                                Units    Revenues   Units    Revenues
                               -------  ---------- -------  ----------
Home Sites                         10        $1.6      10        $1.7
Homes (2)                         714       259.0   1,090       387.8
                               -------  ---------- -------  ----------
Total                             724      $260.6   1,100      $389.5
                               =======  ========== =======  ==========


    (1) Backlog represents units under contract but not yet closed. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Backlog at Paseos and Rivercrest totaled $74.9 million for 281 units at the end of the first quarter of 2006, compared to $195.2 million for 801 units at the end of the first quarter of 2005.

    (2) As of March 31, 2006, there were 139 units subject to percentage-of-completion accounting in the homes backlog with related revenue of $62.1 million (of which $46.9 million had been previously recognized in the financial statements). As of March 31, 2005, there were 238 units subject to percentage-of-completion accounting with related revenue of $138.3 million (of which $88.0 million had been previously recognized in the financial statements).

    Northwest Florida

    WaterColor

    During the first quarter, one home site in WaterColor was contracted for and closed at a price of $315,000. Contracts for two homes were closed in the first quarter at an average price of $940,000. Several new product lines, including a cottage home, are being offered in WaterColor's fourth phase.

    WaterSound Beach

    During the first quarter, three single-family cottages in WaterSound Beach were contracted for and closed at an average price of $971,700. No new contracts for home sites were accepted.
    The 44 units in the two remaining multifamily buildings are scheduled to be released for sale later in the year. Subject to meeting pre-sale requirements, construction of 23 of those units is expected to begin in the third quarter, while construction of the last 21 units, which are currently planned to be sold as PRC units, is expected to start in the fourth quarter.

    WaterSound

    Sales are expected to start at WaterSound later in the second quarter with initial home site pricing expected to start in the high $100,000s.
    This resort town is being planned for the pre-retirement and second-home markets with six and nine-hole golf courses along with pools, beach club access and other amenities. With its inland location and access to beach amenities, WaterSound is bringing a new product offering to the South Walton market.
    Located on approximately 1,402 acres and currently planned for a 1,330-unit mixed-use development, WaterSound is a resort community approximately three miles from WaterSound Beach north of U.S. 98 in Walton County. WaterSound's land-use entitlements include 457,380 square feet of commercial space.
    In 2005, a U.S. District Court issued a preliminary injunction suspending use of a Regional General Permit (RGP) issued by the U.S. Army Corps of Engineers. The RGP covers an area of Walton and Bay Counties consisting of approximately 48,000 acres, which includes a portion of the wetlands in WaterSound. The court's decision does not affect other areas of the project, does not affect development in uplands, and does not affect permits issued by the State of Florida or Walton County. The court specifically ruled that the traditional individual permitting process, typically used on projects like WaterSound, remains available to JOE for any further permitting required for the additional phases of WaterSound. The court has not made a final ruling.
    Infrastructure construction continued on 204 of the 208 home sites originally permitted in WaterSound's first phase.

    Bay County Primary Communities

    Hawks Landing is an 88-acre primary home community in the city of Lynn Haven. In the first quarter, 23 home sites were sold to local builders and closed at an average price of $71,700.
    During the first quarter, JOE closed the sale of eight home sites in Palmetto Trace to David Weekley Homes, LLP, the nation's second largest private homebuilder. In addition, JOE closed 20 homes at an average price of $298,900.
    Located in Panama City Beach off U.S. 98, Palmetto Trace is entitled for 481 homes. JOE had contracted or sold 431 homes and home sites as of March 31, 2006.

    BonfireBeach

    On February 14th, the Mexico Beach City Commission voted unanimously to send a land-use plan for a 550-acre beachfront community to the state for its review. Called BonfireBeach, the new community is being planned for 750 residential units and 70,000 square feet of commercial space, plus a large network of trails and parks.
    Current plans embrace and enhance recreational boating and fishing, two of Mexico Beach's most important strengths. The development would include a public boat access point to the Mexico Beach Canal with public parking. The proposed community will be similar to WaterColor focusing on the organic coastal nature of the site. The project includes nearly a mile of white-sandy beach on the Gulf of Mexico.

    WindMark Beach

    Construction continued in the first quarter on the next phase of WindMark Beach, currently planned for 1,552 units near the town of Port St. Joe. The realignment of a 3.5-mile segment of U.S. 98 within WindMark Beach is scheduled for completion in the summer of 2006. A show home to be featured this summer in Southern Accents magazine has been completed.
    WindMark Beach is planned as a beachfront resort destination with 1,662 units on 2,020 acres in Gulf County along almost four miles of beachfront. Sales in this next phase are expected to begin during the second quarter of 2006.

    Port St. Joe

    Predevelopment planning continued during the first quarter on 180 acres including the parcel formerly occupied by the Port St. Joe paper mill. Early in the quarter, JOE acquired from Smurfit-Stone Container Corporation the remaining 50 percent of the joint venture that owns 126 acres of this project for $21.75 million. The demolition and clean-up of the paper mill and site was completed last year.
    The project is currently being planned for up to 624 residential units, mostly multifamily units on or near the bay front. The plan also includes commercial space being designed as a civic gathering place and entertainment district for Port St. Joe. The plan provides for a public waterfront on St. Joseph Bay and office space designated to house the area's growing need for professional services. Plans also call for a 150-room hotel and 500 wet and dry boat slips as well as a new town hall with city government offices.
    On April 17th, JOE purchased the Port St. Joe Marina from the City of Port St. Joe for $4.8 million. Built in 1999, the marina has 121 wet slips and 78 dry slips. JOE had previously leased the marina from the City.
    JOE had previously acquired from the City approximately 3.8 acres adjacent to the Marina, which are being incorporated into the Port St. Joe plan. In return JOE contributed 10.0 acres to the city's waterfront park system and will upgrade a city park adjacent to the marina.

    SummerCamp

    SummerCamp, located on St. James Island, is a 499-unit development on 762 acres located east of the fishing village of Carrabelle on the Gulf of Mexico approximately 45 miles from the commercial airport in Tallahassee.
    During the first quarter, two contracts were accepted on home sites at an average price of $371,500 and one home site was closed at a price of $354,000. The construction of community infrastructure is underway.

    SouthWood

    Contracts were accepted at SouthWood for 18 single-family homes in the first quarter at an average price of $303,000 and 46 single-family homes were closed at an average price of $300,100.
    SouthWood, located on 3,370 acres in Tallahassee, is designed for primary homes, as well as various office, retail and industrial uses.

    SouthSide

    During the first quarter, JOE continued work on the Development of Regional Impact (DRI) land-use entitlements process for SouthSide, a mixed-use project being planned in south Tallahassee on 1,625 acres for approximately 2,800 residential units and approximately 1,150,000 square feet of commercial space.
    "We are working collaboratively with Tallahassee and Leon County officials on a development concept for SouthSide that includes a variety of single and multifamily residential product types," said Greene. "Our objective is to provide a broad range of product that can provide the community with a wide variety of inclusive housing choices. The commercial component of SouthSide will include a mixture of quality retail, restaurant and service-oriented uses, with an emphasis on activity-based uses to create a gathering place for residents."

    Northeast Florida

    RiverTown

    After more than six years of predevelopment and entitlements work, JOE is gearing up to start construction at RiverTown along the St. Johns River south of Jacksonville in the second quarter. A formal ground breaking ceremony with local officials has been scheduled for June. Home site sales are expected to start this fall with some closings expected in the fourth quarter of 2006.
    Nineteen homebuilders seeking to purchase home sites were selected for an interview and evaluation process. An announcement of those homebuilders initially selected for RiverTown is expected in the third quarter.
    RiverTown is being planned for 4,500 housing units and 500,000 square feet of commercial space on 4,170 acres. Each of the seven RiverTown residential districts are being planned to feel like unique and distinctly different neighborhoods. All of the neighborhoods, community and retail areas will be interwoven via a series of bike paths and walkways, with parks and public meeting places, and all roads leading to the community's centerpiece, the St. John's River.
    RiverTown will offer homebuyers a wide variety of price points and lifestyles, appealing to several different target markets, including primary home owners, second home buyers and splitters.

    Central Florida

    Victoria Park

    At Victoria Park, JOE accepted contracts for 21 single-family homes in the first quarter at an average price of $345,700 and closed 51 single-family homes at an average price of $290,200. Contracts were accepted for three home sites at an average price of $232,300, and three home sites were closed at an average price of $237,300. The development pace at Victoria Park has been accelerated to meet broader demand driven by the market response to the Victoria Hills Golf Club and other amenities.
    Located between Orlando and Daytona Beach, Victoria Park sits on 1,859 acres in the historic college town of DeLand. This mixed-use community is planned for approximately 4,200 residences built among parks, lakes and conservation areas.

    Artisan Park, Celebration

    During the first quarter, JOE accepted contracts for 13 single-family homes at an average price of $798,300 and closed on 20 single-family homes at an average price of $675,700. In addition, one home site was contracted for and closed during the quarter at a price of $495,000.
    Contracts on 16 condominiums were closed at Artisan Park at an average price of $303,300 during the first quarter. JOE also accepted contracts for four condominiums at an average price of $535,800 in the first quarter of 2006.
    In January 2006, JOE released most of the remaining single-family homes in Artisan Park, including cottages, town homes and bungalows ranging in price from the $400,000s to over $800,000. All remaining sales and closings are expected to occur by the end of the first quarter of 2007.
    Artisan Park, the last phase of Celebration, is master-planned to include 267 single-family homes, 47 town homes and 302 condominium homes as well as parks, trails, an outdoor performance area and a community clubhouse with a fitness center, pool, and educational and recreational programming.
    JOE owns 74 percent of the joint venture developing Artisan Park and manages the project.

    Southwest Florida

    SevenShores (Formerly Perico Island)

    After seven years of entitlements and planning work, infrastructure construction has started on SevenShores in Bradenton in Manatee County. Entitled for 686 condominium residences, SevenShores is being designed to become a condominium community with panoramic vistas of Tampa Bay, Anna Maria Sound, Perico Bayou and the Gulf of Mexico, as well as the Manatee River, Mangrove Marshes and a 27-acre interior lake. The community is planned to feature a private clubhouse including a fitness center, grill room, screening room, swimming pool and tennis courts.
    Sales started last week with prices ranging from the high $700,000s to more than $1.5 million.
    JOE also owns seven adjacent acres, including a marina, which will allow a significant upgrade of the existing street frontage, create an aesthetically pleasing community entrance and provide future residents with marina access and other amenities.

    North and South Carolina

    Saussy Burbank, JOE's homebuilder based in Charlotte, N.C., accepted contracts for 167 homes at an average price of $295,000 during the first quarter, compared to 178 contracts at an average price of $236,600 in the first quarter of 2005. Saussy also closed on the sale of 146 homes at an average price of $263,800 during the first quarter, compared to closing on 132 homes at an average price of $239,900 during the comparable period last year.
    Table 8 summarizes the sales activity at various residential communities for the first quarter of 2006 compared to the same period in 2005.


                                Table 8
                        St. Joe Towns & Resorts
                            Sales Activity
                 For the Three Months Ended March 31,
                           ($ in thousands)

                                                 2006
                                --------------------------------------
                                                    Contracts
                                  Units      Avg.   Accepted    Avg.
                                  Closed    Price     (1)      Price
                                --------- -------- ---------- --------
WaterColor
  Home Sites                          1    $315.0         1    $315.0
  Single/Multifamily Homes            2     940.0        --        --
  PRC Shares                         --        --        --        --
WaterSound Beach
  Home Sites                         --        --        --        --
  Single-Family Homes                 3     971.7         3     971.7
  Multifamily Homes                  --        --        --        --
WaterSoundWest Beach
  Home Sites                          1     736.4        --        --
  Single-Family Homes                --        --        --        --
Palmetto Trace
  Home Sites                          8      76.5         8      76.5
  Single-Family Homes                20     298.9         6     326.1
The Hammocks
  Home Sites                         --        --        --        --
  Single-Family Homes                20     148.2        --        --
Hawks Landing
  Home Sites                         23      71.7        23      71.7
WindMark Beach
  Home Sites                         --        --        --        --
Bridgeport
  Home Sites                         --        --        --        --
SouthWood
  Home Sites                          5      96.0         3      85.0
  Single-Family  Homes               46     300.1        18     303.0
SummerCamp
  Home Sites                          1     354.0         2     371.5
  Single-Family  Homes               --        --        --        --
St. Johns G & CC
  Home Sites                          6     146.3         6     146.3
  Single-Family Homes                14     491.1        10     563.8
Hampton Park/James Island
  Single-Family Homes                --        --        --        --
Victoria Park
  Home Sites                          3     237.3         3     232.3
  Single-Family Homes                51     290.2        21     345.7
Artisan Park (2)
  Home Sites                          1     495.0         1     495.0
  Single-Family Homes                20     675.7        13     798.3
  Multifamily Homes                  16     303.3         4     535.8
Paseos (2)
  Single-Family Homes                22     527.7        --        --
Rivercrest (2)
  Single-Family Homes               110     196.8        (1)    200.4
Saussy Burbank
  Single-Family Homes               146     263.8       167     295.0
                                --------- -------- ---------- --------
Total                               519    $280.5       288    $314.1
                                ========= ======== ========== ========


                                                 2005
                                --------------------------------------
                                                    Contracts
                                  Units      Avg.   Accepted    Avg.
                                  Closed    Price     (1)      Price
                                --------- -------- ---------- --------
WaterColor
  Home Sites                          8  $1,074.6         8  $1,074.6
  Single/Multifamily Homes           --        --        --        --
  PRC Shares                          1     285.0         1     285.0
WaterSound Beach
  Home Sites                         12     941.8        12     941.8
  Single-Family Homes                --        --        --        --
  Multifamily Homes                  --        --        --        --
WaterSoundWest Beach
  Home Sites                         --        --        --        --
  Single-Family Homes                --        --        --        --
Palmetto Trace
  Home Sites                         --        --        --        --
  Single-Family Homes                36     153.0        51     237.0
The Hammocks
  Home Sites                         --        --        --        --
  Single-Family Homes                22     158.9        27     138.9
Hawks Landing
  Home Sites                         --        --        --        --
WindMark Beach
  Home Sites                         --        --        --        --
Bridgeport
  Home Sites                         10      17.7        10      17.7
SouthWood
  Home Sites                         10     113.4         8     134.5
  Single-Family  Homes               51     231.8        56     262.4
SummerCamp
  Home Sites                         --        --        --        --
  Single-Family  Homes               --        --        --        --
St. Johns G & CC
  Home Sites                          8      60.8        --        --
  Single-Family Homes                24     371.9        16     460.0
Hampton Park/James Island
  Single-Family Homes                 7     380.0         2     555.0
Victoria Park
  Home Sites                         11     100.8        13     134.9
  Single-Family Homes                64     239.3        95     275.0
Artisan Park (2)
  Home Sites                          3     290.0         3     290.0
  Single-Family Homes                 6     469.0        14     589.3
  Multifamily Homes                  --        --        41     433.7
Paseos (2)
  Single-Family Homes                26     433.3         1     773.0
Rivercrest (2)
  Single-Family Homes                96     167.9       195     195.6
Saussy Burbank
  Single-Family Homes               132     239.9       178     236.6
                                --------- -------- ---------- --------
Total                               527    $253.4       731    $268.5
                                ========= ======== ========== ========



COMMERCIAL REAL ESTATE
----------------------


    Pretax income from continuing operations for the commercial segment was $0.3 million for the first quarter of 2006, compared with $1.2 million in the same quarter of 2005.
    Table 9 summarizes JOE's commercial land sales in Northwest
Florida for the first quarters of 2006 and 2005.



                                Table 9
            St. Joe Commercial Northwest Florida Land Sales
                        Quarter Ended March 31,

                                 Gross Sales Price  Average Price/Acre
      Number of Sales  Acres Sold  (in thousands)     (in thousands)
      ---------------  ---------- ----------------  ------------------
 2006        6            14          $2,065             $148
 2005        8            41          4,628               114


    "We are pleased with St. Joe Commercial's performance in the first quarter, but we are even more excited about the rest of 2006 and beyond," said Greene. "Commercial activity will remain lumpy, but activity and interest in Northwest Florida remains high," said Greene.

    Northwest Florida

    Multifamily

    In the first quarter, JOE closed the sale on a parcel intended for the development of an apartment complex totaling nine acres at an average price of $105,000 per acre. This parcel, with residential entitlements of 120 units, was the second phase of the Glades project sold to Trammell Crow Residential. Additionally, JOE is under contract for two parcels, to be developed into apartments and town homes, totaling 40 acres and 743 entitled units.
    "Demand for attainable housing in Panama City Beach - and across Northwest Florida - remains very strong," said Greene. "As Northwest Florida's economy grows, as jobs are created, as the forecasted net in-migration continues, we expect to see the strong demand for attainable housing increase. Several national multifamily developers are now active in the Panama City Beach market. We believe this will be a growing product line."

    Retail

    "Interest in Northwest Florida retail sites is also strong, with many national retailers and restaurant chains looking for potential locations," said Greene. "We have been working closely with a national big-box user and have a closing expected in the second quarter. The site in Panama City Beach is being planned to create additional retail out parcel opportunities."
    "Our retail program has been gaining momentum," said Greene. "At Pier Park, Simon Property Group has started construction of its project that will generate approximately 2,000 jobs. This project focuses a lot of attention on opportunities in the Panama City Beach region for national developers, retailers and other businesses."
    "Recently, we have seen more retail interest in our Tallahassee properties as that economy strengthens and the number of rooftops in SouthWood continues to grow," said Greene. "SouthSide, being planned with more than 1.1 million square feet of commercial space, is now making progress through the entitlements process."

    Commerce and Business Parks

    "Demand remains strong for our commerce park product, and we believe we are well positioned for the future, considering all the economic development activity underway in Northwest Florida," said Greene. "JOE plans to start infrastructure construction later this quarter on the new Cedar Grove Commerce Park in east Bay County. JOE's commerce parks provide local and regional businesses with the opportunity to put new operations into service quickly, and as a result, new jobs are being created in the region."
    At Beach Commerce Park, pricing continued to increase in the first quarter for office and light industrial land with average pricing at $244,000 per acre, compared with average pricing of $64,000 per acre in the same quarter a year ago.

    Investment Property Portfolio

    As of March 31, 2006, JOE's portfolio of commercial office buildings (acquired through its redeployment of tax deferred sales proceeds from the sale of land and buildings) totaled approximately
2.5 million square feet and represented an aggregate initial investment of $373 million.
    Table 10 summarizes JOE's investment property portfolio of office buildings as of March 31, 2006.


                               Table 10
               Investment Portfolio of Office Buildings
                            March 31, 2006

                           Number of       Net Rentable      Leased
  Location                 Properties      Square Feet     Percentage
  --------                 ----------      ------------   ------------
Florida
   Jacksonville                1               136,000         69%
   Northwest Florida           3               156,000         96
   Orlando                     2               317,000         94
   Tampa                       2               147,000         93
Atlanta                        8             1,289,000         80
Charlotte                      1               158,000        100
Virginia                       3               354,000         96
                           ----------      ------------   ------------
Total                         20             2,557,000         86%
                           ==========      ============   ============



ST. JOE LAND COMPANY
--------------------


    St. Joe Land Company had pretax income from continuing operations of $11.8 million in the first quarter of 2006, compared with $12.0 million in the first quarter of 2005. St. Joe Land Company had a solid first quarter with total revenue of $17.5 million, compared to $17.8 million in the first quarter of 2005.
    During the first quarter, JOE sold 159 acres to small developers and local businesses for $3.6 million, or an average of $22,640 per acre. These parcels have rural and suburban development potential, but are more profitable if sold to others due to size, location or other reasons.
    "FloridaWild, a new product line, was launched in the first quarter with an excellent market reception," said Everitt Drew, president of St. Joe Land Company. "Another new product, WireGrass Preserves, is being introduced in the second quarter."

    WoodLands

    Sales of WoodLands, JOE's rural recreational land, totaled $12.0 million for 4,882 acres at an average price of $2,457 per acre, compared to $10.8 million for 6,786 acres at an average price of $1,592 per acre in the first quarter of 2005.
    "Demand for WoodLands remained strong in the first quarter," said Drew. "Customers are clearly making pre-retirement purchases inland. Our customer base in south and central Florida continues to grow. Interest in rural recreational land in Liberty, Calhoun, Gadsden and Jefferson counties is expanding from buyers outside the region."

    RiverCamps

    RiverCamps are planned settlements in rustic settings, offering personal retreats in private preserves. RiverCamps' low-density home sites, typically averaging one acre, are surrounded by a large common area preserved for conservation.

    RiverCamps on Crooked Creek

    In the first quarter, contracts were closed for three home sites at RiverCamps on Crooked Creek at an average price of $242,000.
    During the first quarter, construction was completed on the boat launch and dock facility at the Boat Basin, allowing owners access to Crooked Creek, the bay and the Gulf of Mexico. Construction was also completed on more than six miles of nature trails, elevated walkways and bridges traversing marsh grass, deepwater creeks, and the coastal berm fronting West Bay. Infrastructure for 233 home sites and a RiverCamps prototype cabin have also been completed. Meanwhile, construction continued in the first quarter on the RiverHouse amenity complex.
    RiverCamps on Crooked Creek, located in western Bay County, is currently planned for up to 408 home sites on 1,491 acres of former timberland and features views of West Bay, the Intracoastal Waterway and Crooked Creek.

    WhiteFence Farms

    JOE's WhiteFence Farms will be single-family farmsteads of 3 to 15 acres located in communities of approximately 350 to 1,000 acres. WhiteFence Farms are being designed for those who want to live close to the land - but not have to make a living from it. Though the communities will be located in rural settings, sites will be proximate to suburban services.
    JOE plans to develop WhiteFence Farms in multiple locations over the next several years. The deed-restricted farmsteads are being planned for a large home site plus other optional buildings, such as barns, guesthouses and stables. Some may have ponds or other water features. Owners will have room to pursue a number of rural interests, including gardening, hobby farming and horseback riding with common farm fields interconnected with trails.

    WhiteFence Farms - Red Hills

    Construction of a 2006 Idea House and Farmstead at WhiteFence Farms - Red Hills has been completed. They are to be featured in the August 2006 issues of Southern Living and The Progressive Farmer magazines. Sales are expected to begin in early 2007.
    WhiteFence Farms - Red Hills is being planned for 51 farmsteads on 373 acres near Tallahassee. Initial pricing is expected to range from $250,000 to $750,000 for farmstead sites ranging in size from three to
6.5 acres.

    FloridaWild

    In the first quarter, the introduction of FloridaWild, a new product line making environmentally unique parcels available for sale throughout Northwest Florida, generated significant media coverage and market enthusiasm.
    FloridaWild offers parcels ranging from several dozen to several thousand acres. Much of the property - which hasn't changed significantly during the last century - is adjacent to or near easily accessible public land, including wildlife management areas, national forests and state parks.
    FloridaWild properties are expected to appeal to environmentally conscious buyers who want to protect and enhance Northwest Florida's environmental heritage. JOE has also sold conservation land to federal, state and local governments who are also potential buyers of FloridaWild land. FloridaWild property owners are expected to use their land for a variety of outdoor activities, including fishing, hiking, hunting and bird and wildlife watching. JOE has a team of experts, including wildlife biologists, land managers, and foresters, to help buyers understand the land. Prices will generally range from $2,500 to $9,500 per acre.

    Florida Ranches

    Florida Ranches will be rural communities of primary home properties ranging in size from 10 to 40 acres, appealing to families seeking open space for horse pastures, hobby farms or simply "elbow room" not available in suburban residential areas.
    Florida Ranches will be characterized by open ranges with long view vistas. Community enhancements will consist of a paved access road and groomed pasture land, all under covenants and design guidelines governed by an owners association. Sales are expected to begin in 2007.

    WireGrass Preserves

    JOE is introducing an additional New Ruralism product line called WireGrass Preserves designed as recreational communities of 50- to 150-acre tracts appealing to outdoor enthusiasts and used for fishing, hunting, horseback riding, wildlife viewing and family gatherings.
    WireGrass Preserves are habitat-rich properties with a mix of piney woods, open pastures and hardwood river and creek bottoms capable of attracting and supporting turkey, deer, quail and other wildlife. Community enhancements are planned to consist of paved, controlled access roads and a central gathering pavilion, all under covenants and design guidelines governed by an owners association. Sales are expected to start in 2006 with initial pricing starting at $7,500 per acre.


                            FINANCIAL DATA
               ($ in millions except per share amounts)

                         Summary Balance Sheet

                                        March 31, 2006 March 31, 2005
                                        -------------- ---------------
Assets
Investment in real estate                    $1,117.3          $989.6
Cash and cash equivalents                        79.4            43.4
Accounts receivable                              71.8           112.4
Prepaid pension asset                            96.1            95.0
Property, plant and equipment, net               43.7            34.5
Other assets                                    156.7           153.8
                                        -------------- ---------------
Total assets                                 $1,565.0        $1,428.7
                                        ============== ===============

Liabilities and Stockholders' Equity
Debt                                           $562.3          $444.8
Accounts payable, accrued liabilities           225.0           204.7
Deferred income taxes                           297.4           267.5
                                        -------------- ---------------
Total liabilities                             1,084.7           917.0
Minority interest                                18.3            11.9
Total stockholders' equity                      462.0           499.8
                                        -------------- ---------------
Total liabilities and stockholders'
 equity                                      $1,565.0        $1,428.7
                                        ============== ===============




                             Debt Schedule

                                        March 31, 2006 March 31, 2005
                                        -------------- ---------------
Revolving debt facility                         $20.0           $50.0
Senior notes                                    407.0           257.0
Acquisition and other debt                        4.0            14.9
Other collateralized/specific asset
 related debt                                   131.3           122.9
                                        -------------- ---------------
Total debt                                     $562.3          $444.8
                                        ============== ===============




                  Consolidated Quarterly Comparisons

                                            Quarter Ended March 31,
                                        ------------------------------
                                             2006           2005
                                        -------------- ---------------
Revenues:
   Real estate sales                           $139.1          $158.5
   Rental revenue                                12.2            10.0
   Timber sales                                   8.5             8.0
   Other revenues                                 7.6             8.2
                                        -------------- ---------------
      Total revenues                            167.4           184.7
                                        -------------- ---------------
Expenses:
   Cost of real estate sales                     93.6           105.0
   Cost of rental revenue                         4.6             3.8
   Cost of timber sales                           5.9             5.2
   Cost of other revenues                         8.0             8.0
   Other operating expenses                      20.2            15.7
   Corporate expense, net                        15.7            11.9
   Depreciation and amortization                 10.4             9.4
                                        -------------- ---------------
      Total expenses                            158.4           159.0
      Operating profit                            9.0            25.7
   Other income (expense)                        (3.5)           (1.2)
                                        -------------- ---------------
Pretax income from continuing operations          5.5            24.5
Income tax expense                               (2.5)           (9.7)
Minority interest expense                        (2.1)           (0.9)
Equity in income of unconsolidated
 affiliates                                       2.8             1.9
Discontinued operations, net of tax                --            (0.4)
                                        -------------- ---------------
Net income                                       $3.7           $15.4
                                        ============== ===============
Net income per diluted share                    $0.05           $0.20
                                        ============== ===============

Weighted average diluted shares
 outstanding                               74,943,110      76,701,737
                                        ============== ===============




                     Quarterly Revenues by Segment

                                            Quarter Ended March 31,
                                        ------------------------------
                                             2006           2005
                                        -------------- ---------------
Towns & Resorts
   Real estate sales                           $118.8          $129.0
   Rental revenue                                 0.3             0.2
   Other revenues                                 7.4             8.0
                                        -------------- ---------------
Total Towns & Resorts                           126.5           137.2
                                        -------------- ---------------
Commercial real estate
   Real estate sales                              2.8            11.7
   Rental revenue                                11.9             9.8
   Other revenues                                 0.2             0.2
                                        -------------- ---------------
Total Commercial real estate                     14.9            21.7
                                        -------------- ---------------
Land Sales
   Real estate sales                             17.5            17.8
                                        -------------- ---------------
Total Land sales                                 17.5            17.8
                                        -------------- ---------------
Forestry sales                                    8.5             8.0
                                        -------------- ---------------
Total revenues                                 $167.4          $184.7
                                        ============== ===============




                    Quarterly Segment Pretax Income
                      From Continuing Operations

        Mar 31 Dec 31 Sep 30 Jun 30 Mar 31 Dec 31 Sep 30 Jun 30 Mar 31
         2006   2005   2005   2005   2005   2004   2004   2004   2004
        ------ ------ ------ ------ ------ ------ ------ ------ ------
Towns &
 Resorts $11.7  $37.5  $25.6  $50.9  $23.1  $24.7  $31.8  $34.4   $9.1
Commer-
 cial
 real
 estate    0.3    4.9   14.2    2.5    1.2   17.0    2.8    1.0    0.7
Land
 sales    11.8   24.2   16.6   16.0   12.0   16.3   11.5   10.3   18.6
Forestry   2.0    0.5    0.6    1.6    2.0    2.1    1.9    2.4    2.7
Corporate
 and
 other   (20.3) (15.0) (16.1) (15.4) (13.8) (17.0) (13.6) (11.9)(11.5)
        ------ ------ ------ ------ ------ ------ ------ ------ ------
Pretax
 income
 from
 con-
 tinuing
 oper-
 ations   $5.5  $52.1  $40.9  $55.6  $24.5  $43.1  $34.4  $36.2  $19.6
        ====== ====== ====== ====== ====== ====== ====== ====== ======




                        Other Income (Expense)

                                           Quarter Ended March 31,
                                        ------------------------------
                                             2006           2005
                                        -------------- ---------------
Dividend and interest income                    $1.9            $0.3
Interest expense                                (3.7)           (2.5)
Other                                           (1.7)            1.0
                                        -------------- ---------------
Total                                          $(3.5)          $(1.2)
                                        ============== ===============




             Equity in Income of Unconsolidated Affiliates

                                           Quarter Ended March 31,
                                        ------------------------------
                                             2006           2005
                                        -------------- ---------------
Towns & Resorts                                 $2.8            $1.9
                                        -------------- ---------------
Total                                           $2.8            $1.9
                                        ============== ===============


    Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

    Conference Call Information

    JOE will host an interactive conference call to review the Company's results for the quarter ended March 31, 2006, and to discuss earnings guidance for 2006 on Tuesday, May 2, 2006, at 10:30 a.m., Eastern Daylight Time.
    To participate in the call, please phone 877.704.5378 (for domestic calls from the United States) or 913.312.1292 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 888.203.1112 (domestic) or
719.457.0820 (international) using access code 5960254. The replay will be available for one week.
    JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the Company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development and land sales. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables and projected timing for the first sales or closings of homes or home sites in a community;

    -- development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units or commercial square footage that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    --  the pace at which we release new products for sale;

    --  comparisons to historical projects;

    --  the amount of dividends we pay; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2005 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United
        States that serve as feeder markets to our Northwest Florida operations;

    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

    -- changes in macro-economic perceptions or conditions in the real estate market;

    -- the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;

    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- changes in pricing of our products and changes in the related profit margins;

    -- changes in operating costs, including real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    -- changes in interest rates and the performance of the financial markets;

    -- changes in market rental rates for our commercial and resort properties;

    --  changes in the prices or availability of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on approvals of the local airport authority and the Federal Aviation Administration, various permits and the availability of adequate funding;

    -- potential liability under environmental laws or other laws or regulations;

    -- changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- fluctuations in the size and number of transactions from period to period;

    -- natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;

    -- the continuing effects of recent hurricane disasters on the regional and national economies and current and future demand for our products in Florida;

    --  the prices and availability of labor and building materials;

    -- changes in insurance rates and deductibles for property in Florida;

    --  changes in gasoline prices; and

    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    Copyright 2006, The St. Joe Company. "St. Joe," "JOE," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown," "SouthWood," "SummerCamp," "Victoria Park," "WaterColor," "WaterSound," "WhiteFence Farms," "WindMark," and the "taking flight" design are service marks of The St. Joe Company. "Southern Living" is a registered trademark of Southern Living, Inc. "Southern Accents" is a registered trademark of Southern Accents, Inc. "Progressive Farmer" is a registered trademark of Progressive Farmer, Inc.

    CONTACT: The St. Joe Company, Jacksonville
             JOE Media Contact: Jerry M. Ray, 904-301-4430 jray@joe.com or
             JOE Investor Contact: Brad Slappey, 904-301-4302 bslappey@joe.com